UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2005

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 10, 2005, the Board of Directors (the “Board”) of Autodesk, Inc. (the “Company”) approved an amendment to the Company’s 1996 Stock Plan (the “1996 Plan”) to eliminate, effective immediately, the evergreen feature of the 1996 Plan, which provides for an annual increase in the number of shares reserved for issuance under the 1996 Plan on the last day of the fiscal year. The Board also approved an amendment to the 1996 Plan to decrease the number of shares reserved for issuance under such plan by 18,873,625 shares, which amount consists of the annual increase made on the last day of fiscal 2005 plus 10 million shares.

On March 10, 2005, the Board adopted the Company’s 2006 Stock Plan (the “2006 Plan”) and related forms of agreement thereto and reserved 25,000,000 shares of the Company’s Common Stock for issuance under such plan. The 2006 Plan permits the grant of options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights and deferred stock units to employees (including officers), consultants and directors of the Company. The 2006 Plan will be submitted to the stockholders of the Company for their approval at the upcoming 2005 Annual Meeting of Stockholders and, if approved by the Company’s stockholders, will become effective on February 1, 2006.

Item 1.02. Termination of a Material Definitive Agreement

On March 10, 2005, the Board approved the termination of the Company’s 1996 Plan, effective February 1, 2006, subject to and conditioned upon stockholder approval of the Company’s 2006 Plan at the upcoming 2005 Annual Meeting of Stockholders. The termination of the 1996 Plan shall not affect outstanding awards previously issued under the 1996 Plan.

Item 8.01. Other Events

On March 10, 2005, the Board adopted the annual equity award percentage limitation policy (the “Policy”). In general, the Policy provides that the aggregate number of shares underlying equity awards granted pursuant to the 1996 Plan and the 2006 Plan shall not exceed in the aggregate, on any day of a particular fiscal year, three percent (3%) per year of the Company’s outstanding Common Stock on the first day of such fiscal year. However, awards issued in connection with business combinations or the hiring of new senior executive officers of the Company shall not be included in calculating whether the 3% limitation has been reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ Alfred J. Castino
Alfred J. Castino Senior Vice President and Chief Financial Officer

Date: March 16, 2005